UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2016

pSivida Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51122	26-2774444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 Pleasant Street, Watertown, MA 02472

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 926-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2016, pSivida Corp. (the “Company”) appointed Deb Jorn to serve as the Company’s EVP, Corporate and Commercial Development.

Ms. Jorn, 58, is a senior commercial strategist with a more than 30-year history of building global pharmaceutical businesses and designing and implementing business and marketing strategies across numerous therapeutic areas. Ms. Jorn is the former Executive Vice President and Group Company Chair at Valeant Pharmaceuticals International (“Valeant”), where she was responsible for Valeant’s Dermatology and Gastroenterology business units and led a marketing and sales organization encompassing over 1,100 employees. Prior to Valeant, she was the Chief Global Marketing Officer at Bausch & Lomb Incorporated and served as the commercial head of its Global Pharmaceutical Division, which included both prescription and over-the-counter brands. She also served in senior commercial leadership roles at Schering-Plough Corporation, Johnson & Johnson and Pharmacia Corporation. Ms. Jorn currently serves as a member of the board of directors of each of Orexigen Therapeutics, Inc. and Viveve Medical, Inc. Ms. Jorn received an MBA from the Stern School of Business at New York University and a BA in Biochemistry from Rutgers University.

In connection with Ms. Jorn’s appointment, the Company entered into an employment agreement with Ms. Jorn to commence employment with the Company on November 2, 2016 (the “Employment Agreement”). Pursuant to the Employment Agreement, Ms. Jorn will receive a base salary of $380,000 per year and will be eligible to receive an annual cash bonus targeted at 40% of her base salary, with the actual amount of the bonus based on Ms. Jorn’s performance and the Company’s achievement of performance goals established by the Company’s board of directors. In addition, the Company granted two equity awards to Ms. Jorn: (a) an option to purchase 300,000 shares of the Company’s common stock, which will vest and become exercisable as to 25% of the award on each of the first, second, third and fourth anniversaries of grant, and (b) restricted stock units representing the right to receive up to 200,000 shares of the Company’s common stock based on achievement of specified target total shareholder returns, measured on the third anniversary of grant.

If the Company terminates Ms. Jorn’s employment without “Cause” or Ms. Jorn terminates her employment for “Good Cause” (each as defined in the Employment Agreement), Ms. Jorn will be eligible to receive (a) continued payment of her base salary for up to12 months following such termination, (b) an amount up to her target annual bonus payable in equal installments during the salary continuation period and (c) provided Ms. Jorn timely elects COBRA coverage, a monthly payment equal to the portion of the monthly health premiums paid by the Company on behalf of Ms. Jorn and her eligible dependents immediately preceding such termination until the earlier of the last day of the salary continuation period and the date on which Ms. Jorn and her eligible dependents become ineligible for COBRA coverage. Ms. Jorn also is entitled to (x) accelerated vesting of a portion of her option award upon a termination of her employment without “Cause” or for “Good Cause” and (y) full vesting of any options or restricted stock she holds that are assumed in a qualifying Change of Control (as defined in the Employment Agreement), as well as extended exercise of any such options, upon a termination of her employment without “Cause” or for “Good Cause” following such Change of Control.

There is no arrangement or understanding between Ms. Jorn and any other person pursuant to which Ms. Jorn was appointed as the Company’s EVP, Corporate and Commercial Development. Except as described herein, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Ms. Jorn has a direct or indirect material interest. There are no family relationships between Ms. Jorn and any of the directors or officers of the Company or any of its subsidiaries.

The foregoing summary of certain terms of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016.

A copy of the press release announcing Ms. Jorn’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSIVIDA CORP.

By:	/s/ Lori Freedman
Lori Freedman
Vice President, Corporate Affairs, General Counsel and Secretary

Date: November 8, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 7, 2016.